Exhibit 99.1

CYBEX ANNOUNCES ENTERING OF JUDGMENT

IN PREVIOUSLY REPORTED LITIGATION

Medway, MA, April 13, 2004. Cybex International, Inc. (AMEX:CYB) announced that a judgment has been entered with respect to the previously disclosed jury verdict in the litigation, Kirila, et al v. Cybex International, Inc., et al. Cybex recorded a reserve in 2001 with respect to the original jury verdict in this matter, which it believes remains adequate.

The judgment accordingly will not affect first quarter 2004 results. Cybex plans to announce first quarter results on or about April 22, 2004 and expects to report a profit for the quarter.

The judgment awarded in the Kirila litigation was comprised of the original jury verdict amount of $872,000, prejudgment interest on the judgment of $369,000, a statutory penalty under the Pennsylvania Wage Payment and Collection Law of $218,000 and attorneys fees of $993,783, for a total judgment of $2,452,783. Cybex intends to vigorously pursue an appeal of the judgment in this matter in its entirety, including the posting of the required bond. While Cybex believes that the existing reserve remains adequate, there is no assurance that the ultimate liability will not exceed the reserve. No payments to the plaintiffs will be required with respect to the judgment until the end of the appeal process, which may take between 12 to 24 months.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for consumer and commercial use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving human performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K and its proxy statement dated March 29, 2004.